EXHIBIT 99.1

CRESCENDO COMMUNICATIONS, LLC

To:	Fushun Li, Junfeng Chen, Ken Lin

From:	David Waldman, John Quirk

Date:	April 16, 2010

Subj:	New Energy Systems Group Full Year 2009 Conference Call Script

I.    Opening Remarks – David Waldman

Good morning, everyone, and welcome to New Energy Systems Group’s fourth quarter and full year 2009 results conference call. On the call with us today are Mr. Weihe Yu, Chairman, Mr. Fushun Li, Chief Executive Officer, Mr. Junfeng Chen, Chief Financial Officer, and Mr. Ken Lin, Vice President.

The company issued a press release [last evening], which is also posted on the company’s website – http://www.newenergysystemsgroup.com.  However, if you have any questions after the call or would like additional information about the company, please contact Crescendo Communications at 212-671-1020.

Before we get started, I’ll take a few moments to remind listeners that this conference call contains forward-looking statements concerning New Energy Systems Group. The actual results may differ materially depending on a number of risk factors including but not limited to the general economic and business conditions, new product development, battery assembly and shipment, market acceptance of new and existing battery products, additional competition, changes in technology and the company’s ability to make future sales agreements as well as changes in the government regulations and various other factors that are beyond the company’s control.  All forward looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the company’s filings with the SEC.  New Energy Systems Group undertakes no duty to revise or update any forward looking statements reflective and for circumstances after the date of this conference call.

At this point, I will turn the call over to Mr. Fushun Li, CEO of the company.

II.    Introduction – Mr. Fushun Li

Ken Lin:  Mr. Li, please proceed: [In Chinese]

Mr. Li: Good morning and thank you all for joining us on today’s call.  We are pleased to report a very active and exciting year at New Energy Systems Group that has resulted in strong financial performance in 2009, while further strengthening our company’s foundation for growth and competitive advantages in the marketplace. [translation]

We view 2009 as a transitional year. It was late in the year that we announced two large and accretive acquisitions that dramatically changed our business and whose contributions are largely not reflected in our 2009 results, but will be evident in 2010 and beyond. [translation]

The key advantages derived from these acquisitions include the ability to sell direct-to-consumer, as well as additional margin capture on the manufacturing side, and broader distribution capabilities, all of which are of major strategic importance to the company. Although the Anytone and New Power acquisitions were completed as recently as December 2009 and January 2010, we have already begun to benefit from the transactions through contract wins and entrée into European markets. [translation]

Before I turn over the call to Ken to discuss our financial and operating results in more detail, I want to first welcome Mr. Weihe Yu as our new Chairman. Mr. Yu, also known as “Jack,” has spent most of his career in the battery and electronics sectors where he has a proven ability to maximize performance, streamline costs and drive sales growth of the companies he’s been involved with. [translation]

Most recently, Jack was one of the founders and the general manager of Anytone. After only three years, the company became a leader and highly recognized brand in the mobile power industry with many patents and core technologies.  Under Jack’s leadership, Anytone grew from a start-up to over $24 million in just a few years. [translation]

We are very pleased that Jack has assumed the Chairman’s role where he will continue to guide strategy for the newly-combined Anytone, NewPower and New Energy businesses.  His appointment as Chairman is reflective of our strategic focus on end-user consumer products and we look forward to his active involvement driving our global growth strategy. [translation]

At this point, I will turn the call over to Ken Lin, vice president of investor relations, who will provide you with a more detailed discussion of our financial results for 2009, the recent acquisitions and our strategy for the future.  We will discuss with you for our 2009 financials. [translation]

III.    Mr. Ken Lin

Ken Lin: Thank you Mr. Li, and welcome everyone. I am pleased to discuss with you our 2009 financial position and reinforce some thoughts on our integration and expansion strategy designed to build our market position and maximize value for shareholders.

As Mr. Li mentioned, New Energy Systems Group has continued to experience strong growth thanks to our extensive product offerings and the market’s strong demand for smaller and lighter power sources.

For the full year, New Energy Systems Group reported revenue of $26.4 million versus $19.7 million in 2008 achieving top-line growth of approximately 34 percent.

We experienced strong growth in the battery segment where revenue increased by 35 percent to $19.9 million compared with $14.8 million in 2008. We also experienced strong growth in the battery shell and cover segment where revenue increased by 30 percent to $6.5 million compared with $5.0 million in 2008.

The growth in our core business was a direct result of strong demand from our growing end markets.  It also reflects the success of the initial phase of our vertical integration strategy, initiated in the second half of 2008, to expand from battery shell and cover manufacturing into complete battery assembly and distribution.

The battery assembly and distribution side of our business, put in place in the third quarter of 2008, comprised approximately 76 percent of full year 2009 revenue, slightly more than the 75 percent of revenue in 2008.

Gross profit increased by 41 percent, to $8.0 million, reflecting increased sales combined with an improvement in overall gross margin percentage. Gross margin percentage for 2009 was 30.5 percent of revenue compared to 28.9 percent of revenue in 2008, an improvement of 156 basis points.

In 2009, general and administrative expense included $251,507 of non-cash, stock-based compensation expense and $275,000 of non-cash amortization expense. Operating income was $6.7 million for 2009, as compared to $5.0 million for 2008.  Despite the increased non-cash stock-based compensation and amortization expenses, operating margins remained relatively flat at 25.4% in 2009 compared to 25.3% in 2008.

For 2009, net income rose 31.1 percent to $5.8 million, or $0.82 per diluted share, from $4.5 million, or $0.72 per diluted share, in 2008. Adjusted net income, excluding non-cash stock-based compensation expense and amortization expense, was approximately $6.4 million, or $0.89 per diluted share.

Our results were in line with our previously-issued guidance and beat our guidance range when excluding the non-cash expenses mentioned previously.

Turning to our recent acquisitions, in 2009, we moved to implement the second phase of our vertical integration strategy by acquiring Anytone and NewPower. Anytone, a leading manufacturer of backup power systems, provides us with the ability to touch the end-user customer in China with branded products, thus broadening our product offering and expanding our distribution channels. Anytone’s significant R&D capabilities and its ability to rapidly innovate to meet changing needs in the marketplace help position us to rapidly gain market share in the direct-to-consumer market.

On December 7, 2009, we closed the Anytone acquisition. Pursuant to the closing, we issued 3.6 million shares of Common Stock, and paid $5.0 million in cash. As part of the original purchase agreement, we also agreed to pay an additional $5.0 million in cash by June 30, 2010.  We expect to pay this $5 million in the first half of 2010 out of our internal cash flow without the need to raise capital.

NewPower, a Chinese manufacturer of lithium ion batteries, is a captive source for components for finished battery products that will enable us to keep costs below competitors’ and capture additional margin in our own finished battery distribution business. On January 12, 2010, shortly after the close of the 2009 fiscal year, we completed the NewPower acquisition. Pursuant to the closing in January, we issued 1.8 million shares of Common Stock.  In the fourth quarter of 2009, we also prepaid $3 million in cash related to the pending NewPower acquisition. Consequently, NewPower was acquired and is fully paid for as of Jan. 12.

I am pleased to note that the integration of both the NewPower and Anytone acquisitions are moving along well. These acquisitions will eventually allow us to move into additional markets including international opportunities outside of China. In 2010, we will be focusing significant attention on our international expansion strategy particularly for the U.S. market.

Turning to the results of operations for the two newly acquired businesses, for 2009, Anytone revenue increased to $24.2 million, from $10.1 million in 2008. Anytone achieved net income in 2009 of $4.5 million, compared to $1.8 million in 2008.

It is important to note however, this business was not incorporated into our consolidated financial statements prior to December [7], 2009.

NewPower revenue increased to $20.1 million from $12.2 million in 2008.  NewPower achieved net income in 2009 of $1.7 million.  This business was not incorporated into our consolidated financial statements  for 2009.

Looking ahead, we are off to a strong start in 2010. We began the process of global expansion through the signing of a $3 million distribution agreement with A-Solar, a European-based developer and distributor of solar powered products for charging mobile devices.  This relationship designates A-Solar as the exclusive seller of New Energy’s solar mobile chargers for a series of iPhone and iPod models in the U.K., Germany, Belgium, the Netherlands and Luxembourg.  The initial agreement is for one year.

Another element of our strategy involves increasing our commitment to R&D. There are a number of new portable electronic products coming into the marketplace on an almost daily basis, such as new smart phones, iPhones, and even the new iPad.  Our plan is to stay ahead of the curve by supplying our customers with innovative battery backup systems for many of their popular new devices.  The new battery backup systems we are launching are not only more advanced than those of our competitors, but are also very stylish.  In addition, we are exploring new product categories that leverage our battery manufacturing expertise that will broaden our direct-to-consumer product portfolio.

Consequently, we have internally made a commitment to maintain a major focus on R&D. Ideally, we want to be able to launch at least 2 new lithium ion products in average per month. This product expansion strategy should help drive growth, profitability and manufacturing efficiencies, and will support our strategy to build and benefit from a strong leadership position in this space.

We are very encouraged by the outlook for our core battery assembly and distribution segment as well, given our established relationships in the Chinese battery market.

In addition, following the acquisition of New Power, we expect to capture additional margins by internally sourcing product.  Our goal going forward is to source approximately 50 percent of our battery component needs from NewPower with the remainder from independent suppliers to ensure a sufficiently diversified supply chain.

As a result of the NewPower acquisition, we also have significant manufacturing capacity, which means we will not have to engage in meaningful new capital investment in the coming years. This also opens the door to further margin improvement as we add additional revenue on a relatively fixed cost infrastructure, which should result in greater operating efficiencies.

We anticipate that there will be even greater demand for lithium ion batteries in China and world-wide in the next few years as the current trend towards smaller and lighter portable consumer products continues to gain momentum. Global lithium ion battery adoption has been significant, and many personal consumer products, such as phones and laptops, are now being powered by lithium ion technology.

As a result of the favorable market dynamics and the growth initiatives we’re putting in place, we were able to exceed our previously-issued guidance for full year revenues of $23-25 million, meet our guidance for net income of between $5.3 and $6.0 million, and exceed our net income guidance when excluding non-cash expenses.

In terms of 2010 guidance, we are extremely confident in our ability to achieve 2010 guidance of at least $15.6 million in net income, or $1.23 in earnings per diluted share, excluding non-cash compensation and amortization expenses, based on an assumed 12.6 million fully diluted shares. This represents more than 38 percent growth in our bottom line on a per share basis.

Turning to our balance sheet, we ended the year with $3.7 million of cash, which follows a $3 million prepayment in 2009 related to the NewPower acquisition that was completed in early January 2010. As we mentioned earlier, we have a $5 million cash liability remaining from the original $10 million cash purchase price for Anytone, and this amount is due to be paid by June 30, 2010.  We expect to pay this balance from our internally generated cash flow.  We do not plan to raise additional capital in the foreseeable future.  We ended the year with a very solid balance sheet, as illustrated by over $40 million in shareholder’s equity.

On one final note, we continue to move forward with our plans to uplist to a national exchange.  We substantially meet all the requirements, except for appointing new independent board members.  It has been important for us to select the right candidates, with strong experience that will contribute to the future growth of the company.  We have met with and interviewed many candidates and have narrowed our list.  We look forward completing the selection process in the coming months, and then moving forward with our application process.

We appreciate the strong support we have received from shareholders and look forward to a very strong year in 2010.

That wraps up our formal discussion.  We’ll now open the call for Q&A.  After the Q&A, we will provide some closing comments.

IV.    Q&A

IV.    Mr. Ken Lin (Summary Comments)

Again, in summary, let me say that we are extremely pleased with our results for 2009.

Moreover, we view 2009 as a key, transitional year, since late in the year we announced the Anytone and NewPower acquisitions that will be accretive to earnings and will dramatically transform our business. The contributions from these acquisitions are largely not reflected in our 2009 results, although certain expenses necessary to achieve the closing of these transactions was incurred during the year.

The world’s growing demand for mobile phones and other portable electronics is at the core of our growth, as evidenced by the 35 percent increase in our battery segment and 30 percent growth in our battery shell and cover manufacturing segment.

In 2010 our plan is to focus on the direct-to-consumer market through the Anytone product line, where we expect to benefit from the cost efficiencies to be gained from internally sourcing batteries and components.  Moreover, we have a highly scalable business model with sufficient internal capacity to generate meaningful operating leverage.

Overall, we believe we are extremely well positioned to become a dominant player in the international battery marketplace in the years ahead.  We look forward to keeping our shareholders apprised of our progress.

We thank you for your participation in today’s call and look forward to speaking with you again next quarter.

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: cmtp@crescendo-ir.com

China Digital Communication Group Approved for
Name Change to New Energy Systems Group

New York and Shenzhen – November 17, 2009 – China Digital Communication Group (OTCBB: CMTP), a manufacturer and distributor of battery components in China, today announced that it has obtained approval from FINRA to change its name to New Energy Systems Group.  In conjunction with the name change, the company’s CUSIP number will be changed to 643847106 and the stock will begin trading under the ticker symbol “NEWN” on November 18, 2009.

Mr. Fushun Li, Chief Executive Officer, commented, “With uses for our light weight, high powered batteries running the gamut from cell phones, laptops, MP4s and other digital products to solar applications, we believe that our new name better defines us and our mission.   We received shareholder approval for the change in August and are pleased to announce this milestone for the company.”

About China Digital Communication Group

China Digital Communication Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.chinadigitalcommunication.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.